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Exhibit 99.1

MEDIA CONTACTS AMC Entertainment Inc. (816) 480-2560 Melanie Bell, MBell@amctheatres.com

FOR IMMEDIATE RELEASE

AMC ENTERTAINMENT INC. ANNOUNCES THAT IT IS
CALLING FOR REDEMPTION ALL OF ITS OUTSTANDING
9 1/2% SENIOR SUBORDINATED NOTES DUE 2011

Kansas City, Missouri (February 15, 2007) — AMC Entertainment Inc. ("AMC" or the "Company") announced today that it has called for redemption all of its outstanding 9 1/2% Senior Subordinated Notes due 2011 (CUSIP No. 001669AK6) (the "Notes"). Interest on the Notes will cease to accrue on the redemption date, which is March 19, 2007. The cash redemption price for the Notes is 100.000% of the outstanding principal amount thereof. AMC will pay accrued and unpaid interest of approximately $12.667 for each $1,000 principal amount of the Notes redeemed, which represents accrued and unpaid interest up to, but not including, the redemption date. As of February 15, 2007, $212,811,000 aggregate principal amount of the Notes were outstanding.

The formal redemption notice required by the indenture pursuant to which the notes were issued has been sent to the trustee. The redemption of the Notes and the payment of the redemption price will be in accordance with the terms specified in the redemption notice and the redemption procedures of the trustee.

About AMC Entertainment Inc.
AMC Entertainment Inc. is a worldwide leader in the theatrical exhibition industry. With a history of industry leadership and innovation dating back to the early 1900s, the Company today serves more than 240 million guests annually through interests in 411 theatres and 5,635 screens in 11 countries including the United States. The Company is headquartered in Kansas City, Missouri. Additional information is available online at www.amctheatres.com.

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  Exhibit 99.1